Exhibit (a)(1)(A)

INTEVAC, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

This document constitutes part of the prospectus relating to the 2012 Equity Incentive Plan, 2004 Equity

Incentive Plan, and 1995 Stock Option/Stock Issuance Plan covering securities that have been registered under the Securities Act of 1933, as amended.

July 9, 2013

INTEVAC, INC.

Offer to Exchange Certain Outstanding Options for New Options

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time,

on August 6, 2013 unless we extend the expiration date.

By this offer, Intevac, Inc (collectively referred to as “Intevac,” the “Company,” “we,” “our” or “us”) is giving eligible option holders of Intevac and our subsidiaries the opportunity to exchange some or all of their outstanding options granted before July 9, 2012 under our 2012 Equity Incentive Plan, 2004 Equity Incentive Plan or 1995 Stock Option/Stock Issuance Plan with an exercise price greater than $8.49 per share (which approximates the greater of the 52-week high of our per share stock price or 50% above our closing per share stock price, both measured as of July 5, 2013, which is a date shortly before the start of this offer), whether vested or unvested, for new options with an exercise price per share equal to the fair market value on the new option grant date, which is the day this offer expires. If you participate in the offer, the number of new options you receive will depend on the exercise price of the eligible options that you elect to exchange.

You are an eligible option holder if you are an employee of Intevac or any of its subsidiaries as of the start of the offer and remain an employee or service provider of Intevac or its successor entity (or any of their subsidiaries) through the expiration of the offer and the new option grant date. Our named executive officers and the non-employee members of our board of directors are not eligible to participate in the offer.

We will grant new options following the expiration of the offer but on the same U.S. calendar day on which we cancel the exchanged options (the “new option grant date”). We expect the new option grant date to be August 6, 2013. If the offer’s expiration date is extended, the new option grant date similarly will be delayed. The new options will be granted under the terms of the Company’s 2012 Equity Incentive Plan (the “2012 Plan”).

The new options will be subject to a new vesting schedule even if the exchanged options were fully or partially vested. The new options will be scheduled to vest in equal annual installments over the three (3) year period following the new option grant date. The vesting schedule of the new options is detailed in Section 9 of this Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”). Vesting of the new options is conditioned upon your continued employment or other service with us or our successor (or any subsidiary) through each applicable vesting date.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “IVAC.” On July 3, 2013, the closing price of our common stock was $5.68 per share. You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 16 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in the offer, you must submit your election via the offer website at the website address: www.corp-action.net/intevac (our preferred method), or deliver a completed election form via facsimile or e-mail (via PDF or similar imaged document file) on or before 9:00 p.m., Pacific Time, on August 6, 2013 to:

Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager

Intevac, Inc.

Fax: (408) 727-5739

E-mail: optionexchange@intevac.com

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by Computershare (the third party we have engaged to assist with the implementation of the offer) and/or Intevac by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to the Computershare Call Center at 877-298-6228 (within the U.S.) or +1-201-680-6973 (call collect outside the U.S.). The Call Center is open Monday through Friday between the hours of 8:00 a.m. through 8:00 p.m., Eastern Time. Alternatively, you can direct questions about this offer and requests for additional copies of the this Offer to Exchange and the other offer documents to:

Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager

Intevac, Inc.

3560 Bassett Street

Santa Clara, CA 95054

Phone: (408) 986-9888

E-mail: optionexchange@intevac.com

Offer to Exchange dated July 9, 2013

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to holders of options in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		2
RISKS OF PARTICIPATING IN THE OFFER		16
Risks that are Specific to this Offer		16
Risks Relating to Our Business, Generally		19
THE OFFER		28
1.	Eligibility	28
2.	Number of awards; expiration date	28
3.	Purposes of the offer	30
4.	Procedures for electing to exchange options.	32
5.	Withdrawal rights and change of election	35
6.	Acceptance of options for exchange and issuance of new options	37
7.	Conditions of the offer	37
8.	Price range of shares underlying the options	39
9.	Source and amount of consideration; terms of new options	40
10.	Information concerning Intevac	45
11.	Interests of named executive officers and directors; transactions and arrangements concerning the options	46
12.	Status of options acquired by us in the offer; accounting consequences of the offer	47
13.	Legal matters; regulatory approvals	48
14.	Material U.S. federal income tax consequences	48
15.	Extension of offer; termination; amendment	50
16.	Fees and expenses	51
17.	Additional information	51
18.	Financial statements	52
19.	Miscellaneous	53

SCHEDULE A Information Concerning the Named Executive Officers and Directors of Intevac, Inc.		A-1
SCHEDULE B Summary Financial Information of Intevac, Inc.		B-1
SCHEDULE C Guide to Tax Issues in Singapore.		C-1

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the e-mail from Norman H. Pond, our Chairman of the Board and Chief Executive Officer, dated July 9, 2013, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible option holders to exchange outstanding options that were granted before July 9, 2012 under the Plans and have an exercise price greater than $8.49 per share (which approximates the greater of the 52-week high of our per share stock price or 50% above our closing stock price, both measured as of July 5, 2013, which is a date shortly before the start of this offer) for new options with an exercise price equal to the fair market value of our common stock on the new option grant date.

The following are some terms that are frequently used in this Offer to Exchange.

•	“52-week high” refers to the highest sales price of our common stock on the NASDAQ Global Select Market for the 52 weeks preceding July 5, 2013, which is a date shortly before the start of this offer.

•	“2012 Plan” refers to our 2012 Equity Incentive Plan.

•

“cancellation date” refers to the same U.S. calendar day as the expiration date. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be August 6, 2013. If the expiration date is extended, then the cancellation date similarly will be delayed.

•	“common stock” refers to Intevac, Inc. common stock.

•	“Computershare” refers to Computershare Shareowner Services LLC, a specialized provider of employee equity plan services that we have engaged to assist with the implementation of the offer.

•	“eligible option grant” refers to all of the eligible options issued by Intevac to an individual that is part of the same grant and subject to the same option agreement.

•

“eligible option holder” refers to an employee of Intevac or one of Intevac’s subsidiaries (but not including our named executive officers) as of the start of the offer, and who remains an employee or service provider of Intevac or its successor entity (or any of their subsidiaries) through the expiration of the offer and the new option grant date. Our named executive officers and the non-employee members of our board of directors are not eligible option holders and may not participate in the offer.

•

“eligible options” refers to options to purchase shares of Intevac’s common stock held by an eligible option holder that (i) were granted before July 9, 2012 under the Plans, (ii) have an exercise price greater than $8.49 per share (which approximates the greater of the 52-week high of our per share stock price or 50% above our closing stock price, both measured as of July 5, 2013, which is a date shortly before the start of this offer), and (iii) remain outstanding and unexercised as of the expiration date.

•	“exchanged options” refers to all options that you exchange pursuant to this offer.

•

“expiration date” refers to the date and time that this offer expires. We expect that the expiration date will be August 6, 2013, at 9:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“named executive officers” refers to those officers of Intevac listed on Schedule A to this Offer to Exchange.

•

“new option grant date” refers to the date that is the same U.S. calendar date as the expiration date and the cancellation date. This is the date when new options will be granted. We expect that the new option grant date will be August 6, 2013. If the expiration date is extended, then the new option grant date similarly will be delayed.

•

“new options” refers to the new options issued pursuant to this offer that replace your exchanged options. New options granted in connection with this offer will be granted on the new option grant date pursuant to the 2012 Plan and subject to the terms and conditions of an option agreement between you and the Company.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on July 9, 2013, and we expect it to end at 9:00 p.m., Pacific Time, on August 6, 2013.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for New Options.

•

“option exchange analysis tool” refers to a tool prepared by Computershare which allows eligible option holders to enter hypothetical future stock prices and see the stock price’s effect on the potential future values of your eligible options or new options. The option exchange analysis tool is available on the offer website at the website address: www.corp-action.net/intevac. The option exchange analysis tool does not calculate the actual or future value of eligible options or new options, as the values generated by the tool depends on your estimate of the future value of our common stock and does not take into account all relevant factors that may affect the actual value of your eligible options or new options, such as taxes, vesting, etc. Further, the future value of our common stock is unknown, indeterminable and cannot be predicted with certainty. Note that the option exchange analysis tool is being provided to you solely for your convenience, for purposes of providing limited mathematical simulations of the potential value that could be received from exchanging your eligible options for the grant of the new options. The option exchange analysis tool does not take into account all of the factors that you should consider in deciding whether to participate in the offer. The option exchange analysis tool is only an aid and does not in any way change or supplement the terms of the Offer to Exchange, nor does it constitute a recommendation as to whether you should or should not participate in the offer.

•	“options” refers to stock options to purchase shares of Intevac’s common stock.

•	“Plans” refers to our 2012 Plan, our 2004 Equity Incentive Plan and/or our 1995 Stock Option/Stock Issuance Plan.

Q2.	How do I participate in this offer?

A2.	You may elect to participate in two ways: (i) through the offer website (our preferred method), or (ii) by submitting your election form via facsimile or e-mail.

Electing Through the Offer Website:

1. To access the offer website, go to www.corp-action.net/intevac. On the welcome page of the website, you may access various documents that provide further details about the offer. Select the “Continue” button to log in to the site.

2. To log in to the site, enter your 9-digit Personal Identification Number (PIN) that you received in the e-mail from intevacoptionexchange@computershare.com on July 9, 2013 and select the “Continue” button. If you do not know your PIN, you may contact the Computershare Call Center at 877-298-6228 (toll free from within the U.S.) or +1-201-680-6973 (call collect outside the U.S.).

3. You will be directed to the Stock Option Exchange Election Form where you can view your eligible options and access the option exchange analysis tool, which will enable you to enter hypothetical future stock prices and see the stock price’s effect on the potential future values of your eligible options or new options.

4. To make your election, indicate the eligible options that you would like to exchange by selecting “Exchange” or “Do Not Exchange” next to the eligible option grants.

5. Click on the “Submit” button to finalize your election.

6. After you submit your election, you will be directed to the “Election Confirmation” page. Print and save a copy of the confirmation for your records.

Your election must be received by Computershare on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 6, 2013.

Electing via Facsimile or E-mail:

Although we encourage you to submit your election electronically via the offer website, if you are unable to do so or if you choose not to utilize the offer website acceptance process, you may submit your election by sending your acceptance by facsimile or e-mail by using the fax number or e-mail address provided below. You do not need to submit an election by facsimile or e-mail if you accept the offer via the offer website. To send your election by facsimile or e-mail, you must do the following on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be August 6, 2013:

1. Properly complete and sign the attached election form.

2. Deliver the completed and signed election form via facsimile or e-mail (via PDF or similar imaged document file) to:

Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager

Intevac, Inc.

Fax: (408) 727-5739

E-mail: optionexchange@intevac.com

General Information:

You should note that if you elect to exchange any eligible option grants in this offer, you must elect to exchange all shares subject to such eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of your eligible option grants without having to exchange all of your eligible option grants. To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, please refer to the grant information available on the offer website at the website address: www.corp-action.net/intevac, which lists your eligible option grants, the grant date of your eligible options, the number of your eligible options that are vested and unvested, the exercise price of your eligible options and the number of outstanding shares subject to your eligible options.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including elections and withdrawals, is at your risk. We intend to confirm the receipt of your election and/or any withdrawal by e-mail within two (2) U.S. business days if your election or withdrawal was received by us via facsimile or e-mail. Please note that if you submit an election or withdrawal form via facsimile or e-mail within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent us from providing a confirmation by e-mail prior to the expiration of the offer. Confirmation statements for submissions through the offer website may be obtained by printing the “Election Confirmation” page after submitting your election or withdrawal; you should print and save a copy of the confirmation for your records. If you have not received a confirmation, it is your responsibility to confirm that Computershare and/or Intevac received your election and/or any withdrawal. Only responses that are properly completed and actually received by Computershare and/or Intevac by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4)

Q3.	How many new options will I receive for the options that I exchange?

A3.	The number of new options that you receive will depend on the exercise price of your exchanged options, as follows:

Per Share Exercise Price of Eligible Options	New Options for Exchanged Options
$8.50 - $12.00	One (1) new option for every one point seventy-five (1.75) exchanged options.
$12.01 - $16.00	One (1) new option for every two point twenty-five (2.25) exchanged options.
$16.01 - $20.00	One (1) new option for every three point fifty (3.50) exchanged options.
$20.01 and higher	One (1) new option for every eight (8) exchanged options.

For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one (1) share of our common stock. For purposes of applying the exchange ratios, fractional new options will be rounded to the nearest whole share (a fractional share greater than or equal to 0.5 is rounded up to the nearest whole share and a fractional share less than 0.5 is rounded down to the nearest whole share) on a grant by grant basis. (See Section 2)

Please note: The exchange ratios apply to each of your eligible option grants separately. This means that the various eligible options you hold may be subject to different exchange ratios. (See Section 2)

Example

If you exchange an eligible option grant covering 1,000 shares with an exercise price of $11.00, on the new option grant date you will receive new options to purchase 571 shares. This is equal to the 1,000 shares divided by 1.75 (the exchange ratio for eligible options with an exercise price of $11.00) and rounded to the nearest whole new option.

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are an employee of Intevac (or any subsidiary of Intevac) at the time of this offer and you continue to be employed by or provide services to Intevac or a successor entity (or one of their subsidiaries) through the new option grant date. Employees residing in the United States and Singapore are the only employees of Intevac or its subsidiaries who hold eligible options. Our named executive officers and the non-employee members of our board of directors may not participate in the offer. (See Section 1)

Q5.	Why is Intevac making this offer?

A5.	We are making this offer to restore the intended retention and incentive value of certain of our equity awards. We believe that this offer will foster the retention of our valuable option holders and better align the interests of our option holders and stockholders to promote long-term stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentives to employees of Intevac and its subsidiaries. Equity awards, including options, have been, and continue to be, a key part of our incentive compensation and retention program and are designed to motivate and reward employees’ efforts. We believe that in order to develop and market our products, we need to maintain competitive employee compensation and incentive programs. In part because of the adverse conditions in the United States and global economies and adverse supply and demand conditions in the global market for hard disk drives and solar panels, the market price of our common stock declined and nearly all employees who hold outstanding options, whether or not they are currently exercisable, hold options that have exercise prices that are higher than the current market price for our common stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to receive new options that have a greater retention value because such new options are more likely to provide a return than the underwater options. (See Section 3)

Q6.	Which of my options are eligible for exchange?

A6.

If you are an eligible option holder, your eligible options are those options to purchase shares of common stock of Intevac that were granted before July 9, 2012 under the Plans, have an exercise price greater than $8.49 per share (which approximates the greater of the 52-week high of our per share stock price or 50% above our closing stock price, both measured as of July 5, 2013, which is a date shortly before the start of this offer), and remain outstanding and unexercised as of the expiration date, currently expected to be August 6, 2013. To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, please refer to the offer website at the website address: www.corp-action.net/intevac which lists your eligible option grants, the grant date of your eligible options, the number of your eligible options that are vested and unvested, the exercise price of your eligible options and the number of outstanding shares subject to your eligible options. (See Section 2)

Q7.	Are there circumstances under which I would not be granted new options?

A7.	Yes. If, for any reason, you no longer are an employee or service provider of Intevac or any successor entity (or any of their subsidiaries) on the new option grant date, you will not receive any new options. Instead, you will keep your current eligible options and the options will vest and expire in accordance with their original terms. Except as provided by the employment laws of the jurisdiction in which you are employed or providing service and/or any employment or service agreement between you and Intevac (or any of its subsidiaries), your employment with Intevac (or any of its subsidiaries) will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1)

Moreover, even if we accept your eligible options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in the SEC or NASDAQ rules. We do not anticipate any such prohibitions at this time. (See Section 13)

In addition, if you hold an eligible option grant that expires after the commencement of, but before the cancellation of options under this offer, that particular option grant is not eligible for exchange. As a result, if you hold an eligible option grant that expires before the currently scheduled cancellation date or, if we extend the offer such that the cancellation date is a later date and you hold options that expire before the rescheduled cancellation date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 15)

Q8.	Am I required to participate in this option exchange?

A8.	No. Participation in this offer is completely voluntary. (See Section 2)

Q9.	What resources are available to assist with my decision regarding whether or not to participate in this option exchange?

A9.

You should carefully review the information contained in this Offer to Exchange, including the country-specific tax disclosures and supplemental exhibits. In addition, the offer website also contains a tool prepared by Computershare, called the “option exchange analysis tool,” which allows you to enter hypothetical future stock prices and see the stock price’s effect on the potential future values of your eligible options or new options. Note that this tool will not calculate the actual or future value of eligible options or new options, as the tool depends on your estimate of the future value of our common stock and does not take into account all relevant factors that may affect the actual value of your eligible options or new options, such as taxes, vesting, etc. Further, the future value of our common stock is unknown, indeterminable and cannot be predicted with certainty. The option exchange analysis tool is being provided to you solely for your convenience, for purposes of providing limited mathematical simulations of the potential value that could be received from exchanging your eligible options for new options. The option exchange analysis tool does not take into account all of the factors that you should consider in deciding whether to participate in the offer. The option exchange analysis tool is only an aid and does not in any way change or supplement the terms of the Offer to Exchange, nor does it constitute a recommendation as to whether you should or should not participate in the offer. (See Section 4)

Q10.	When will my new options vest and be exercisable?

A10.	Your new options will be scheduled to vest according to the vesting schedule below, subject to you continuing to be an employee or service provider of Intevac or its successor entity (or any of their subsidiaries) through each relevant vesting date and subject to the following:

•	None of the new options will be vested on the new option grant date.

•	No new options will be scheduled to vest earlier than one (1) year from the new option grant date.

•	No new option grant will be scheduled to vest in full sooner than provided in the vesting schedule of the exchanged option it replaces.

•	The annual vesting date will be the anniversary of the new option grant date.

The vesting schedule of the new options will be as follows:

•	1/3 of the shares subject to the new options will vest on the first anniversary of the new option grant date.

•	1/3 of the shares subject to the new options will vest on the second anniversary of the new option grant date.

•	1/3 of the shares subject to the new options will vest on the third anniversary of the new option grant date.

We expect the new option grant date will be August 6, 2013. Vesting of your new options is subject to the following conditions:

•

Vesting on any given vesting date is subject to your continued employment or other service with Intevac or its successor entity (or any of their subsidiaries) through that vesting date. If your employment or other service with Intevac or its successor entity (or any of their subsidiaries) terminates before your new options vest, your new options will expire. (See Section 1)

•

We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of new options will vest on each vesting date); this will be done by vesting any fractional shares (and rounding up to the nearest whole number of new options) on the first vesting date and rounding down to the nearest whole number of new options that will vest on any subsequent vesting date, subject to your continued employment or other service with us or our successor (or any subsidiary) through each such date. (See Section 9)

Example

Assume that an eligible option holder elects to exchange an eligible option grant covering 1,500 shares with an exercise price of $13.00 per share. Assume that on August 6, 2013 (the expected expiration date of the offer), the eligible option holder surrenders the eligible options and, in accordance with the exchange ratios listed above, receives 667 new options. Subject to the eligible option holder continuing to be employed by or provide other service to Intevac or its successor entity (or any of their subsidiaries) through each such relevant date, the vesting schedule of the new options will be as follows:

Vesting Schedule

0 shares will be vested as of August 6, 2013.

223 shares (or approximately 1/3 of the new options) will be scheduled to vest on the first anniversary of the new option grant date.

222 shares (or approximately 1/3 of the new options) will be scheduled to vest on the second anniversary of the new option grant date.

222 shares (or approximately 1/3 of the new options) will be scheduled to vest on the third anniversary of the new option grant date.

Q11.	What will be the exercise price of my new options?

A11.	The exercise price per share of all new options will be equal to the closing sales price of our common stock as quoted by the NASDAQ Global Select Market on the new option grant date. (See Section 9)

Q12.	If I participate in this offer, do I have to exchange all of my eligible option grants?

A12.	No. You may pick and choose which of your eligible option grants you wish to exchange. However, if you decide to participate in this offer and exchange an eligible option grant, you must elect to exchange all shares subject to such eligible option grant. You should note that we are not accepting partial tenders of eligible option grants, except that if you are an employee in the United States and hold eligible options issued in the United States, (a) you may partially tender an eligible option grant covered by a domestic relations order (or comparable legal document as the result of the end of a marriage) (See Question and Answer 13) and (b) you may elect to exchange the entire remaining portion of an eligible option grant that you have exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular eligible option grant. (See Section 2)

Q13.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A13.	If you are an employee in the United States and have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) issued in the United States and a person who is not an employee of Intevac or one of its subsidiaries beneficially owns a portion of that eligible option grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not an employee may not be exchanged in this offer (even if legal title to that portion of the eligible option grant is held by you and you are an eligible option holder).

For instance, if you are an eligible option holder in the United States and you hold an eligible option grant to purchase 3,000 shares that is subject to a domestic relations order issued in the United States, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the eligible option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant. (See Section 2)

Q14.	When will I receive the new options?

A14.	We will grant the new options on the new option grant date. The new option grant date will be the same U.S. calendar day as the cancellation date. We expect the new option grant date will be August 6, 2013. If the expiration date is extended, the new option grant date similarly will be delayed. You will receive your new option agreement as soon as reasonably practical after the expiration of the offer. You may exercise the shares subject to the new options when and if your award vests. (See Section 6)

Q15.	When will my exchanged options be cancelled?

A15.	Your exchanged options will be cancelled following the expiration of the offer but on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be August 6, 2013, unless the offer period is extended. (See Section 6)

Q16.	Once I surrender my exchanged options, is there anything I must do to receive the new options?

A16.	No. Once your exchanged options have been cancelled, there is nothing that you must do to receive your new options. Your new options will be granted to you on the same day that the exchanged options are cancelled. We expect that the new option grant date will be August 6, 2013. In order for your new options to vest, you will need to remain an employee or service provider of Intevac or a successor entity (or one of their subsidiaries) through the applicable vesting date, as described in Question and Answer 10. (See Section 1)

Q17.	Can I exchange Intevac common stock that I acquired upon a prior exercise of Intevac options?

A17.	No. This offer relates only to certain outstanding options to purchase shares of Intevac common stock. You may not exchange shares of Intevac common stock in this offer. (See Section 2)

Q18.	Will I be required to give up all of my rights under the exchanged options?

A18.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those options. We intend to cancel all exchanged options following the expiration of the offer but on the same U.S. calendar day as the expiration date, which we expect will be August 6, 2013. (See Section 6)

Q19.	Will the terms and conditions of my new options be the same as my exchanged options?

A19.	No. The terms and conditions of your new options will be different from your exchanged options. Your new options will have a different exercise price as described in Question and Answer 11. Your new options will be granted under the 2012 Plan and will be subject to an option agreement. Our form of option agreement is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. See Section 9 for more details on the terms and conditions of your new options.

In addition, as discussed in Question and Answer 23, all of your new stock options will be nonstatutory stock options. (See Section 9)

Your new options will have a five (5) year term from the new option grant date.

Further, the vesting schedule of your new options will be different from the vesting schedule of your exchanged options. (See Section 9)

Q20.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A20.	If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or cancelled or they expire by their original terms, (b) retain their current exercise price, (c) retain their current vesting schedule and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant. (See Section 6)

Q21.	How does Intevac determine whether an option has been properly tendered for exchange pursuant to this offer?

A21.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction which will be the courts of Santa Clara County, California or the federal courts for the United States for the Northern District of California. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. The offer will be governed by the laws of the State of California. We reserve the right to reject any election or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any notice. (See Section 4)

Q22.	Will I have to pay taxes if I participate in the offer?

A22.	If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the new option grant date. However, you normally will have taxable income when you exercise your new options. Intevac will also typically have a tax withholding obligation at the time of exercise. The Company will satisfy tax withholding obligations, if applicable, in the manner specified in your option agreement. You also may have taxable capital gain when you sell the shares underlying the new options. Please see Section 14 for a reminder of the general tax consequences associated with your eligible options.

If you participate in the offer and are an employee residing in Singapore (the only country outside of the United States where employees hold eligible options), please refer to Schedule C of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q23.	Will my new options be incentive stock options or nonstatutory stock options?

A23.	Your new stock options will be nonstatutory stock options regardless of whether your exchanged options are incentive stock options or nonstatutory stock options. (See Section 9)

You should consult with your tax advisor to discuss the personal consequences of nonstatutory stock options.

Q24.	What if Intevac is acquired by another company?

A24.	Although we currently are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any eligible option grants which you tendered for exchange and your options will be treated in accordance with the applicable Plan and relevant option agreement. Further, if Intevac is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new options in exchange for them. If Intevac is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the purchase price or number of shares that will be subject to the new options. Under such circumstances, the type of security, the exercise price and the number of shares covered by your new options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

If we are acquired by or merge with another company, your exchanged options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options. (See “Risks that are Specific to this Offer” in the “Risks of Participating in the Offer” section of this Offer to Exchange)

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of Intevac or its subsidiaries before the completion of this offer. Termination of your employment or service for this or any other reason before the new option grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the 2012 Plan and your new option agreement. (See Section 9)

Q25.	Will I receive an option agreement for the new options?

A25.	Yes. All new options will be subject to an option agreement between you and Intevac, as well as to the terms and conditions of the 2012 Plan. Our form of option agreement under the 2012 Plan is incorporated by reference to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the 2012 Plan and the form of the option agreement under the 2012 Plan are available on the SEC website at www.sec.gov. (See Section 9)

Q26.	Are there any conditions to this offer?

A26.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Sections 2 and 7)

Q27.	If you extend or change the offer, how will you notify me?

A27.	If we extend or change this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date or the date on which we change the offer, as applicable. (See Sections 2 and 16)

Q28.	Can I change my mind and withdraw from this offer?

A28.	Yes. You may change your mind after you have submitted an election form and withdraw some or all of your elected options from the offer at any time before the expiration date (expected to be August 6, 2013). If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the expiration date. The exception to this rule is that if we have not accepted your properly tendered awards by 9:00 p.m., Pacific Time, on September 3, 2013, you may withdraw your options at any time thereafter. (See Section 5)

Q29.	Can I change my mind about which options I want to exchange?

A29.	Yes. You may change your mind after you have submitted an election form and change the eligible option grants you elect to exchange at any time before the expiration date by making such election on the offer website at www.corp-action.net/intevac (our preferred method), or completing and submitting a new election form to Kevin Soulsby or Diane Garibaldi to add additional eligible options or a withdrawal form to Kevin Soulsby or Diane Garibaldi to withdraw eligible options using the provided fax number or e-mail address. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal we receive before the expiration date. Please be sure that any completed and new election form you submit includes all the eligible option grants with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal. (See Section 4)

Q30.	How do I withdraw my election?

A30.	To withdraw some or all of the options that you previously elected to exchange, you must deliver a valid withdrawal for some or all of the options you wish to withdraw from the offer while you still have the right to withdraw the options. You may withdraw your eligible options in two ways: (i) through the offer website (our preferred method), or (ii) by submitting your withdrawal form via facsimile or e-mail. Any withdrawals must be made on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be August 6, 2013.

Withdrawal Through the Offer Website:

1. Go to www.corp-action.net/intevac and log in to the site by entering your 9-digit Personal Identification Number (PIN) that you received in the e-mail from intevacoptionexchange@computershare.com on July 9, 2013 and select the “Continue” button. If you do not know your PIN, you may contact the Computershare Call Center at 877-298-6228 (toll free from within the U.S.) or +1-201-680-6973 (call collect outside the U.S.).

2. If you have already made an election with respect to your eligible options, you will be directed to the “Election Summary” page which summarizes your prior election.

3. To make your withdrawal election, select the “Exchange” or “Do Not Exchange” buttons next to the eligible option grants.

4. Click on the “Submit” button to finalize your election.

5. After you submit your withdrawal, you will be directed to the “Election Confirmation” page. Print and save a copy of the confirmation for your records.

Withdrawal via Facsimile or E-mail:

Although we encourage you to submit your election electronically via the offer website, if you are unable to do so or if you choose not to utilize the offer website, you may submit your withdrawal by sending your withdrawal form by facsimile or e-mail by using the fax number or e-mail address provided below. You do not need to submit your withdrawal by facsimile or e-mail if you already have done so via the offer website. To send your withdrawal by facsimile or e-mail, you must do the following before the expiration date:

1. Properly complete and sign the attached withdrawal form.

2. Deliver the completed and attached withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) to:

Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager

Intevac, Inc.

Fax: (408) 727-5739

E-mail: optionexchange@intevac.com

(See Section 5)

Q31.	What if I withdraw my election and then decide again that I want to participate in this offer?

A31.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new, properly completed election via the offer website (our preferred method) after the date of your withdrawal or by delivering a new properly completed election form via facsimile or e-mail before the expiration date that is signed and dated after the date of your withdrawal. Any new election form you submit must include all of the eligible option grants with respect to which you want to accept this offer. (See Question and Answer 2 and Section 5)

Q32.	Are you making any recommendation as to whether I should exchange my eligible options?

A32.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many eligible option holders. The program does carry risk (see “Risks of Participating in the Offer” beginning on page 16 for information regarding some of these risks), and there are no guarantees that you ultimately would not receive greater value from your eligible options than from the new options you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your personal legal counsel, accountant, and/or financial advisor. (See Section 3)

Q33.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A33.	You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to the Computershare Call Center at 877-298-6228 (toll free from within the U.S.) or +1-201-680-6973 (call collect outside the U.S.). The Call Center is open Monday through Friday between the hours of 8:00 a.m. through 8:00 p.m., Eastern Time. Alternatively, you can direct questions about this offer and requests for additional copies of the Offer to Exchange and the other offer documents to:

Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager

Intevac, Inc.

3560 Bassett Street

Santa Clara, CA 95054

Phone: (408) 986-9888

E-mail: optionexchange@intevac.com

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks and uncertainties, including those described below. This list and the risk factors under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the fiscal quarter ended March 30, 2013 and annual report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding anticipated revenues and unit shipments, gross margins, operating expenses, inventory levels, tax rates, amortization of intangibles and stock-based compensation, liquidity and cash flow, business strategy, demand for our products, average selling prices, regional market growth, amount of sales to distributors and future competition. When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “seek” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K, 10-Q, and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your exchanged options are cancelled, your cancelled options might be worth more than the new options that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to all options, it is possible that, at some point in the future, your exchanged options would have been economically more valuable than the new options granted pursuant to this offer. For example, if you exchange an eligible option grant for 1,000 shares with an exercise price of $22.00, you would receive 125 new options. Assume, for illustrative purposes only that the exercise price of your new options is $7.00 per share and the price of our common stock increases to $25.00 per share. Under this example, if you had kept your exchanged options and sold them at $25.00 per share, you would have realized pre-tax gain of $3,000, but if you exchanged your options, exercised and immediately sold the shares subject to the new options, you would realize only a pre-tax gain of $2,250.

If we are acquired by or merge with another company, your exchanged options might be worth more than the new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible option holders who did not participate in this offer and retained their original options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment or service with us terminates before your new options vest, you will not receive any value from your new options.

Your new options will be entirely unvested as of the new option grant date and will vest over a prescribed time period. You may not exercise the new options until they vest and such vesting requires that you remain in the employment or service of Intevac or its successor entity (or any of their subsidiaries). If your employment or service with Intevac or its successor entity (or any of their subsidiaries) terminates for any or no reason, your unvested new options will expire.

New options granted to you will be unvested as of the new option grant date and subject to a new vesting schedule. This is true even if your exchanged options are vested. Vesting requires the passage of time and that your employment or service with Intevac or its successor entity (or any of their subsidiaries) continues through each vesting date. If you do not remain an employee or service provider with Intevac or its successor entity (or any of their subsidiaries) through the date your new options vest, you will not have the right to purchase the shares subject to those new options. Instead, your unvested new options generally will expire immediately upon your termination.

The exercise price per share of the new options granted to you in the offer could be greater than the exercise price per share of the exchanged options.

The exercise price per share of the new options granted to you, which will be equal to the closing sale price of our common stock as quoted by the NASDAQ Global Select Market on the new option grant date, will not be determined until such date. Accordingly, you will not be able to determine the exercise price of your new options at the time you tender your eligible options for exchange. The price of our common stock is volatile and our shares have traded at a per share price ranging between $4.25 and $6.00 during the three (3) months ended June 29, 2013. On July 3, 2013, the closing sale price of our common stock was $5.68 per share. The exercise price per share of your new options may be higher than the exercise price per share of the eligible options that you tender for exchange.

Note that you should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to participate in the offer.

The new options could become underwater after they are granted.

The new options will have an exercise price per share equal to the closing sale price of our common stock as quoted by the NASDAQ Global Select Market on the new option grant date. If the trading price of our common stock decreases after the new option grant date, the exercise price of your new options will be greater than the trading price of our common stock, and you will not be able to realize any gain from the exercise of your new options. The trading price of our common stock has been volatile and there can be no assurances regarding the future price of our common stock or that the trading price of our common stock will increase after the new option grant date.

Tax-Related Risks

Tax effects of new options for United States taxpayers.

If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the new option grant date. However, you generally will have taxable ordinary income when you exercise your new options, at which time Intevac also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in your new option agreement. You also may have taxable capital gains when you sell the shares underlying the new options. Please see Section 14 of the Offer to Exchange for a reminder of the general tax consequences associated with options.

Please note that, depending on where you live, state income taxes also may apply to you and Intevac may have tax withholding obligations with respect to such taxes. You should be certain to consult your own tax advisor to discuss these consequences.

The offer currently is expected to remain open for twenty-nine (29) calendar days. However, if we extend the offer so that it remains open for thirty (30) or more days, U.S. employees will be required to restart the measurement periods necessary to qualify incentive stock options for favorable tax treatment, even if they choose not to exchange the options in the offer.

Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two (2) years after the grant date and for more than one (1) year after the date of exercise. We do not expect that the exchange will affect the eligibility of any incentive stock options that are not tendered for exchange for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your option, the holding periods will continue to be measured from your original grant date.

However, if the offer period lasts for thirty (30) days or more, then any eligible options that are incentive stock options that you have not exchanged will be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any shares received upon exercise of such options until more than two (2) years from the date this offer commenced on July 9, 2013, and more than one (1) year after the date you exercise such options, whichever date is later.

If you are a tax resident of multiple countries, there may be tax and social security consequences of more than one country that apply to you.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there might be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Tax effects of new options for tax residents of Singapore

If you are subject to non-U.S. tax laws, you should be aware that there might be tax and/or social insurance consequences that may apply to you resulting from your participation in the offer. Employees residing in Singapore (the only country outside of the United States where employees hold eligible options) should carefully review Schedule C of this Offer to Exchange to determine whether participation in the offer could trigger any negative income tax, social insurance or other tax or legal consequences.

Risks Relating to Our Business, Generally

The following factors could materially affect Intevac’s business, financial condition or results of operations and should be carefully considered in evaluating the Company and its business, in addition to other information presented elsewhere in this report.

The industries we serve are cyclical, volatile and unpredictable.

The majority of our revenue is derived from the sale of equipment used to manufacture commodity technology products such as disk drives and photovoltaic (“PV”) solar cells. This subjects us to business cycles, the timing, length and volatility of which can be difficult to predict. When demand for commodity technology products exceeds production capacity, then demand for new capital equipment such as ours tends to be amplified. Conversely, when supply of commodity technology products exceeds demand, then demand for new capital equipment such as ours tends to be depressed. For example, sales of systems for magnetic disk production were depressed from late 2007 through 2009. The number of new systems delivered increased in 2010 as customers increased their production capacity in response to increased demand for digital storage, but decreased in 2011 and 2012, as the hard disk drive industry did not add the same level of capacity that it did in 2010. We cannot predict with any certainty when these cycles will begin or end. For example, while we previously believed that our sales would continue to be depressed through 2012, we now believe that the cycle will continue through at least 2013.

Our equipment represents only a portion of the capital expenditure that our customers incur when they upgrade or add production capacity. Accordingly, our customers generally commit to making large capital expenditures far in excess of the cost of our systems alone when they decide to purchase our systems. The magnitude of these capital expenditures requires our customers to have access to large amounts of capital. Our customers generally reduce their level of capital investment during downturns in the overall economy or during a downturn in their industries.

We must effectively manage our resources and production capacity to meet rapidly changing demand. Our business experiences rapid growth and contraction, which stresses our infrastructure, internal systems and managerial resources. During periods of increasing demand for our products, we must have sufficient manufacturing capacity and inventory to meet customer demand; attract, retain and motivate a sufficient number of qualified individuals; and effectively manage our supply chain. During periods of decreasing demand for our products, we must be able to align our cost structure with prevailing market conditions; motivate and retain key employees and effectively manage our supply chain.

Sales of our equipment are primarily dependent on our customers’ upgrade and capacity expansion plans and whether our customers select our equipment.

We have no control over our customers’ upgrade and capacity expansion plans, and we cannot be sure they will select, or continue to select, our equipment when they upgrade or expand their capacity. The sales cycle for our equipment systems can be a year or longer, involving individuals from many different areas of Intevac and numerous product presentations and demonstrations for our prospective customers. Our sales process also commonly includes production of samples, customization of our products, and installation of evaluation systems in the factories of our prospective customers. We do not enter into long-term contracts with our customers, and until an order is actually submitted by a customer there is no binding commitment to purchase our systems.

Intevac Photonics’ business is also subject to long sales cycles because many of its products, such as our military imaging products, often must be designed into the customers’ end products, which are often complex state-of-the-art products. These development cycles are typically multi-year, and our sales are contingent on our customers successfully integrating our product into their product, completing development of their product and then obtaining production orders for their product from the U.S. government or its allies.

Sales of new manufacturing systems are also dependent on obsolescence and replacement of the installed base of our customers’ existing equipment with newer, more capable equipment. If upgrades are developed that extend the useful life of the installed base of systems, then we tend to sell more upgrade products and fewer new systems, which can significantly reduce total revenue. For example, some of our 200 Lean customers continue to use legacy systems for the production of perpendicular media, which delayed the replacement of such systems with new 200 Lean systems.

Our 200 Lean customers also experience competition from companies that produce alternative storage technologies like flash memory, which offer smaller size, lower power consumption and more rugged designs. These storage technologies are being used increasingly in enterprise applications and smaller form factors such as tablets, smart-phones, ultra-books, notebook personal computers instead of hard disk drives. Tablet computing devices and smart-phones have never contained, nor are they likely in the future to contain, a disk drive. Products using alternative technologies, such as flash memory, optical storage and other storage technologies are becoming increasingly common and could become a significant source of competition to particular applications of the products of our 200 Lean customers, which could adversely affect our results of operations. If alternative technologies, such as flash memory, replace hard disk drives as a significant method of digital storage, then demand for our hard disk manufacturing products would decrease.

We operate in an intensely competitive marketplace, and our competitors have greater resources than we do.

In the market for our disk sputtering systems, we experience competition primarily from Canon Anelva, which has sold a substantial number of systems worldwide. In the PV equipment market, Intevac faces competition from large established competitors including Applied Materials, Centrotherm Photovoltaics, Amtech, Jusung and Von Ardenne. In the market for our military imaging products we experience competition from companies such as ITT Exelis and L-3 Communications. Some of our competitors have substantially greater financial, technical, marketing, manufacturing and other resources than we do, especially in the PV equipment market. Our competitors may develop enhancements to, or future generations of, competitive products that offer superior price or performance features, and new competitors may enter our markets and develop such enhanced products. Moreover, competition for our customers is intense, and our competitors have historically offered substantial pricing concessions and incentives to attract our customers or retain their existing customers.

We are exposed to risks associated with a highly concentrated customer base.

Historically, a significant portion of our revenue in any particular period has been attributable to sales of our disk sputtering systems to a limited number of customers. This concentration of customers, when combined with changes in the customers’ specific capacity plans and market share shifts can lead to extreme variability in our revenue and financial results from period to period.

The concentration of our customer base may enable our customers to demand pricing and other terms unfavorable to Intevac, and makes us more vulnerable to changes in demand by a given customer. Orders from a relatively limited number of manufacturers have accounted for, and will likely continue to account for, a substantial portion of our revenues. The loss of one of these large customers, or delays in purchasing by them, could have a material and adverse effect on our revenues.

Our growth depends on development of technically advanced new products and processes.

We have invested heavily, and continue to invest, in the development of new products, such as our 200 Lean system, our LEAN SOLAR systems for PV applications, our digital night-vision products and our near-eye display products. Our success in developing and selling new products depends upon a variety of factors, including our ability to: predict future customer requirements, make technological advances, achieve a low total cost of ownership for our products, introduce new products on schedule, manufacture products cost-effectively including transitioning production to volume manufacturing; commercialize and attain customer acceptance of our products; and achieve acceptable and reliable performance of our new products in the field. Our new product decisions and development commitments must anticipate continuously evolving industry requirements significantly in advance of sales. In addition, we are attempting to expand into new or related markets, including the PV market. Our expansion into the PV market is dependent upon the success of our customers’ development plans. To date we have not recognized material revenue from such products. Failure to correctly assess the size of the markets, to successfully develop cost effective products to address the markets or to establish effective sales and support of the new products would have a material adverse effect on future revenues and profits.

Rapid technological change in our served markets requires us to rapidly develop new technically advanced products. Our future success depends in part on our ability to develop and offer new products with improved capabilities and to continue to enhance our existing products. If new products have reliability or quality problems, our performance may be impacted by reduced orders, higher manufacturing costs, delays in acceptance and payment for new products and additional service and warranty expenses.

Our operating results fluctuate significantly from quarter to quarter, which can lead to volatility in the price of our common stock.

Our quarterly revenues and common stock price have fluctuated significantly. We anticipate that our revenues, operating margins and common stock price will continue to fluctuate for a variety of reasons, including: (1) changes in the demand, due to seasonality, cyclicality and other factors in the markets for computer systems, storage subsystems and consumer electronics containing disks our customers produce with our systems; (2) delays or problems in the introduction and acceptance of our new products, or delivery of existing products; (3) timing of orders, acceptance of new systems by our customers or cancellation of those orders; (4) new products, services or technological innovations by our competitors or us; (5) changes in our manufacturing costs and operating expense; (6) changes in general economic, political, stock market and industry conditions; and (7) any failure of our operating results to meet the expectations of investment research analysts or investors.

Any of these, or other factors, could lead to volatility and/or a rapid change in the trading price of our common shares. In the past, securities class action litigation has been instituted against companies following periods of volatility in the market price of their securities. Any such litigation, if instituted against Intevac, could result in substantial costs and diversion of management time and attention.

Adverse economic conditions and volatility and disruption of the capital and credit markets may negatively impact our revenues and our ability to access financing.

Economic conditions worldwide have contributed to decreased spending by our customers and a slowdown in the hard disk drive industry. These factors have adversely impacted our operating results and have caused us to be cautious about our future outlook. Our customers also continue to remain cautious about the economy. Negative macroeconomic and global recessionary factors, further volatility or disruption in the capital and credit markets or further uncertainty or weakening in key markets could negatively impact spending for our products and may materially adversely affect our business, operating results and financial condition.

In addition, while we intend to finance operations with existing cash and cash flow from operations, if necessary, we may require financing to support our continued operations. Due to the existing uncertainty in the capital and credit markets, our access to capital may not be available on terms acceptable to us or at all.

We may not be able to obtain export licenses from the U.S. government permitting delivery of our products to international customers.

Many of our products, especially Intevac Photonics’ products, require export licenses from U.S. government agencies under the Export Administration Act, the Trading with the Enemy Act of 1917, the Arms Export Act of 1976 or the International Traffic in Arms Regulations. These regulations limit the potential market for some of our products. We can give no assurance that we will be successful in obtaining all the licenses necessary to export our products. Heightened government scrutiny of export licenses for defense related products has resulted in lengthened review periods for our license applications. Exports to countries that are not considered by the U.S. government to be allies are likely to be prohibited, and even sales to U.S. allies may be limited. Failure to comply with export control laws, including identification and reporting of all exports and re-exports of controlled technology or exports made without correct license approval or improper license use could result in severe penalties and revocation of licenses. Failure to obtain export licenses, delays in obtaining licenses, or revocation of previously issued licenses would prevent us from selling the affected products outside the United States and could negatively impact our results of operations.

The Intevac Photonics business is dependent on U.S. government contracts, which are subject to fixed pricing, immediate termination and a number of procurement rules and regulations.

We sell our Photonics products and services directly to the U.S. government, as well as to prime contractors for various U.S. government programs. The U.S. government is considering significant changes in the level of existing, follow-on or replacement programs. We cannot predict the impact of potential changes in priorities due to military transformations and/or the nature of future war-related activities. A shift of government priorities to programs in which we do not participate and/or reductions in funding for or the termination of programs in which we do participate, unless offset by other programs and opportunities, could have a material adverse effect on our financial position, results of operations, or cash flows.

Funding of multi-year government programs is subject to congressional appropriations, and there is no guarantee that the U.S. government will make further appropriations, particularly given the U.S. government’s recent focus on spending in other areas. Sales to the U.S. government and its prime contractors may also be affected by changes in procurement policies, budget considerations and political developments in the United States or abroad. For example, if the U.S. government is less focused on defense spending or there is a decrease in hostilities, demand for our products could decrease. The loss of funding for a government program would result in a loss of future revenues attributable to that program. The influence of any of these factors, which are beyond our control, could negatively impact our results of operations.

A significant portion of our U.S. government revenue is derived from fixed-price development and production contracts. Under fixed-price contracts, unexpected increases in the cost to develop or manufacture a product, whether due to inaccurate estimates in the bidding process, unanticipated increases in material costs, reduced production volumes, inefficiencies or other factors, are borne by us. We have experienced cost overruns in the past that have resulted in losses on certain contracts, and may experience additional cost overruns in the future. We are required to recognize the total estimated impact of cost overruns in the period in which they are first identified. Such cost overruns could have a material adverse effect on our results of operations.

Generally, government contracts contain provisions permitting termination, in whole or in part, without prior notice at the government’s convenience upon the payment of compensation only for work done and commitments made at the time of termination. We cannot ensure that one or more of the government contracts under which we, or our customers, operate will not be terminated under these circumstances. Also, we cannot ensure that we, or our customers, would be able to procure new government contracts to offset the revenues lost as a result of any termination of existing contracts, nor can we ensure that we, or our customers, will continue to remain in good standing as federal contractors.

As a U.S. government contractor we must comply with specific government rules and regulations and are subject to routine audits and investigations by U.S. government agencies. If we fail to comply with these rules and regulations, the results could include: (1) reductions in the value of our contracts; (2) reductions in amounts previously billed and recognized as revenue; (3) contract modifications or termination; (4) the assessment of penalties and fines; and (5) suspension or debarment from government contracting or subcontracting for a period of time or permanently.

Changes to our effective tax rate affect our results of operations.

As a global company, we are subject to taxation in the United States, Singapore and various other countries. Significant judgment is required to determine and estimate worldwide tax liabilities. Our future effective tax rate could be affected by: (1) changes in tax laws; (2) the allocation of earnings to countries with differing tax rates; (3) changes in worldwide projected annual earnings in current and future years: (4) accounting pronouncements; or (5) changes in the valuation of our deferred tax assets and liabilities. Although we believe our tax estimates are reasonable, there can be no assurance that any final determination will not be different from the treatment reflected in our historical income tax provisions and accruals, which could result in additional payments by Intevac.

Intevac has benefitted from a tax holiday in Singapore which is scheduled to expire at the end of 2015. The tax holiday provides a lower income tax rate on certain classes of income so long as certain thresholds of business investment and employment levels are met in Singapore. We are presently in discussion with the Singapore tax authority to terminate this tax holiday effective January 1, 2013 due to current conditions in the hard disk drive business, which will not allow Intevac to be able to meet the conditions required to continue benefitting from the tax holiday. We expect the Singapore tax authorities to issue the terms and conditions allowing us to terminate the tax holiday early during the third quarter of 2013. The terms and conditions could include a claw back by the Singapore government of tax benefits received in previous years. A claw back of all or part of these tax benefits would adversely affect our results of operations and cash flows.

We booked significant tax benefits in 2008, 2009, and 2011 based on our belief that we could both carry back losses and tax credits to years Intevac paid income taxes and carry forward losses and tax credits to future years where we believed we would generate taxable income. In 2012, the Company established a $23.4 million non-cash valuation allowance against certain of its U.S. deferred tax assets based upon an evaluation of all available objectively verifiable evidence, including but not limited to the cumulative loss incurred over the three-year period ended December 31, 2012 by the Company’s U.S. operations. The establishment of the non-cash valuation allowance on the Company’s U.S. deferred tax assets did not have any impact on its cash, nor does such an allowance preclude the Company from utilizing its tax losses, tax credits or other deferred tax assets in future periods.

Intevac will need to generate approximately $48.7 million of taxable income in Singapore in order to fully realize the foreign deferred tax assets recorded as of March 30, 2013. If our expectations of future income are incorrect, we could be required to establish additional valuation allowance against some or the entire remaining deferred tax assets which are primarily attributable to our Singapore operation.

Our success depends on international sales and the management of global operations.

The majority of our revenues come from regions outside the United States. Most of our international sales are to customers in Asia, which includes products shipped to overseas operations of U.S. companies. We currently have manufacturing facilities in California and Singapore and international customer support offices in Singapore, China, and Malaysia. We expect that international sales will continue to account for a significant portion of our total revenue in future years. Certain of our suppliers are also located outside the United States.

Managing our global operations presents challenges including, but not limited to, those arising from: (1) global trade issues; (2) variations in protection of intellectual property and other legal rights in different countries; (3) concerns of U.S. governmental agencies regarding possible national commercial and/or security issues posed by growing manufacturing business in Asia; (4) fluctuation of interest rates, raw material costs, labor and operating costs, and exchange rates, including the weakening relative position of the U.S. dollar; (5) variations in the ability to develop relationships with suppliers and other local businesses; (6) changes in the laws and regulations of the United States, including export restrictions, and other countries, as well as their interpretation and application; (7) the need to provide technical and spares support in different locations; (8) political and economic instability; (9) cultural differences; (10) varying government incentives to promote development; (11) shipping costs and delays; (12) adverse conditions in credit markets; (13) variations in tariffs, quotas, tax codes and other market barriers; and (14) barriers to movement of cash.

We must regularly assess the size, capability and location of our global infrastructure and make appropriate changes to address these issues.

We may be subject to additional impairment charges due to potential declines in the fair value of our assets.

As a result of our acquisitions, we have significant intangible assets and had significant goodwill on our balance sheet. We test these assets for impairment on a periodic basis as required, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The events or changes that could require us to test our intangible assets for impairment include: a significant reduction in our stock price, and as a result market capitalization, changes in our estimated future cash flows, as well as changes in rates of growth in our industry or in any of our reporting units. In the fourth quarter of 2012, as a result of a decline in our market capitalization and a reduction in our revenue expectations we recorded a goodwill impairment charge in the amount of $18.4 million. We will continue to evaluate the carrying value of our intangible assets and if we determine in the future that there is a potential further impairment, we may be required to record additional charges to earnings which could materially adversely affect our financial results and could also materially adversely affect our business. See Note 4 “Goodwill and Purchased Intangible Assets” in the Notes to the Condensed Consolidated Financial Statements of our report on Form 10-Q for the quarter ended March 30, 2013, for additional information related to impairment of goodwill and intangible assets.

Our success is dependent on recruiting and retaining a highly talented work force.

The employees of Intevac and its subsidiaries are vital to our success, and our key management, engineering and other employees are difficult to replace. We generally do not have employment contracts with our key employees. Further, we do not maintain key person life insurance on any employee. The expansion of high technology companies worldwide has increased demand and competition for qualified personnel, and has made companies increasingly protective of prior employees. It may be difficult for us to locate employees who are not subject to non-competition agreements and other restrictions.

The majority of our U.S. operations are located in California where the cost of living and of recruiting employees is high. Our operating results depend, in large part, upon our ability to retain and attract qualified management, engineering, marketing, manufacturing, customer support, sales and administrative personnel. Furthermore, we compete with industries such as the hard disk drive, semiconductor, and solar industries for skilled employees. Failure to retain existing key personnel, or to attract, assimilate or retain additional highly qualified employees to meet our needs in the future, could have a material and adverse effect on our business, financial condition and results of operations.

We are dependent on certain suppliers for parts used in our products.

We are a manufacturing business. Purchased parts constitute the largest component of our product cost. Our ability to manufacture depends on the timely delivery of parts, components and subassemblies from suppliers. We obtain some of the key components and subassemblies used in our products from a single supplier or a limited group of suppliers. If any of our suppliers fail to deliver quality parts on a timely basis, we may experience delays in manufacturing, which could result in delayed product deliveries, increased costs to expedite deliveries or develop alternative suppliers, or require redesign of our products to accommodate alternative suppliers. Some of our suppliers are thinly capitalized and may be vulnerable to failure given recent economic conditions.

Our business depends on the integrity of our intellectual property rights.

The success of our business depends upon the integrity of our intellectual property rights, and we cannot ensure that: (1) any of our pending or future patent applications will be allowed or that any of the allowed applications will be issued as patents or will issue with claims of the scope we sought; (2) any of our patents will not be invalidated, deemed unenforceable, circumvented or challenged; (3) the rights granted under our patents will provide competitive advantages to us; (4) other parties will not develop similar products, duplicate our products or design around our patents; or (5) our patent rights, intellectual property laws or our agreements will adequately protect our intellectual property or competitive position.

From time to time, we have received claims that we are infringing third parties’ intellectual property rights or seeking to invalidate our rights. We cannot ensure that third parties will not in the future claim that we have infringed current or future patents, trademarks or other proprietary rights relating to our products. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us.

We could be involved in litigation.

From time to time we may be involved in litigation of various types, including litigation alleging infringement of intellectual property rights and other claims. Litigation is expensive, subjects us to the risk of significant damages and requires significant management time and attention and could have a material and adverse effect on our business, financial condition and results of operations.

Difficulties in integrating past or future acquisitions could adversely affect our business.

We have completed a number of acquisitions during our operating history. For example, in 2007, we acquired certain assets of DeltaNu, LLC and certain assets of Creative Display Systems, LLC, in 2008 we acquired certain assets of OC Oerlikon Balzers Ltd., in 2010 we acquired the outstanding shares of Solar Implant Technologies, Inc., in 2012 we completed the sale of certain semiconductor mainframe technology assets and in 2013 we completed the sale of the assets of DeltaNu. We have spent and may continue to spend significant resources identifying and pursuing future acquisition opportunities. Acquisitions involve numerous risks including: (1) difficulties in integrating the operations, technologies and products of the acquired companies; (2) the diversion of our management’s attention from other business concerns; and (3) the potential loss of key employees of the acquired companies. Failure to achieve the anticipated benefits of the prior and any future acquisitions or to successfully integrate the operations of the companies we acquire could have a material and adverse effect on our business, financial condition and results of operations. Any future acquisitions could also result in potentially dilutive issuance of equity securities, acquisition- or divestiture-related write-offs or the assumption of debt and contingent liabilities. In addition, we have made and will continue to consider making strategic divestitures. With any divestiture, there are risks that future operating results could be unfavorably impacted if targeted objectives, such as cost savings, are not achieved or if other business disruptions occur as a result of the divestiture or activities related to the divestiture.

We are subject to risks of non-compliance with environmental and other governmental regulations.

We are subject to a variety of governmental regulations relating to the use, storage, discharge, handling, emission, generation, manufacture, treatment and disposal of toxic or otherwise hazardous substances, chemicals, materials or waste. If we fail to comply with current or future regulations, such failure could result in suspension of our operations, alteration of our manufacturing process, remediation costs or substantial civil penalties or criminal fines against us or our officers, directors or employees. Additionally, these regulations could require us to acquire expensive remediation or abatement equipment or to incur substantial expenses to comply with them.

We are also subject to a variety of other governmental regulations and may incur significant costs associated with the compliance with these regulations. For example rules adopted by the SEC to implement the Dodd-Frank Wall Street Reform and Consumer Protection Act impose diligence and disclosure requirements regarding the use of “conflict” minerals mined from the Democratic Republic of Congo and adjoining countries in the products we manufacture. Compliance with these regulations is likely to result in additional costs and expenses or may affect the sourcing and availability of the components used in the products we manufacture.

Business interruptions could adversely affect our operations.

Our operations are vulnerable to interruption by fire, earthquake, floods or other natural disaster, quarantines or other disruptions associated with infectious diseases, national catastrophe, terrorist activities, war, disruptions in our computing and communications infrastructure due to power loss, telecommunications failure, human error, physical or electronic security breaches and computer viruses, and other events beyond our control. We do not have a detailed disaster recovery plan. Despite our implementation of network security measures, our tools and servers may be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems and tools located at customer sites. Political instability could cause us to incur increased costs in transportation, make such transportation unreliable, increase our insurance costs or cause international currency markets to fluctuate. All these unforeseen disruptions and instabilities could have the same effects on our suppliers and their ability to timely deliver their products. In addition, we do not carry sufficient business interruption insurance to compensate us for all losses that may occur, and any losses or damages incurred by us could have a material adverse effect on our business and results of operations. For example, we self-insure earthquake risks because we believe this is the prudent financial decision based on the high cost of the limited coverage available in the earthquake insurance market. An earthquake could significantly disrupt our operations, most of which are conducted in California. It could also significantly delay our research and engineering effort on new products, most of which is also conducted in California. We take steps to minimize the damage that would be caused by business interruptions, but there is no certainty that our efforts will prove successful.

We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, our management must perform evaluations of our internal control over financial reporting. Beginning in 2004, our Form 10-K has included a report by management of their assessment of the adequacy of such internal control. Additionally, our independent registered public accounting firm must publicly attest to the effectiveness of our internal control over financial reporting.

We have completed the evaluation of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. Although our assessment, testing, and evaluation resulted in our conclusion that as of December 31, 2012, our internal controls over financial reporting were effective, we cannot predict the outcome of our testing in future periods. Ongoing compliance with this requirement is complex, costly and time-consuming. If Intevac fails to maintain effective internal control over financial reporting; our management does not timely assess the adequacy of such internal control; or our independent registered public accounting firm does not deliver an unqualified opinion as to the effectiveness of our internal control over financial reporting, then we could be subject to restatement of previously reported financial results, regulatory sanctions and a decline in the public’s perception of Intevac, which could have a material and adverse effect on our business, financial condition and results of operations.

THE OFFER

1. Eligibility.

You are an “eligible option holder” if you are an employee of Intevac or any of its subsidiaries as of the start of this offer and you remain an employee or service provider of Intevac or its successor entity (or any of their subsidiaries) through the expiration of the offer and the new option grant date. Our named executive officers and our non-employee members of our board of directors are not eligible to participate in the offer. Our named executive officers and directors are listed on Schedule A to this Offer to Exchange.

To receive a grant of new options, you must remain an employee or service provider of Intevac or its successor entity (or any of their subsidiaries) through the new option grant date, which will be the same U.S. calendar day as the expiration date and the cancellation date. If you do not remain an employee or service provider of Intevac or its successor entity (or any of their subsidiaries) through the new option grant date, you will keep your current eligible options and they will vest and expire in accordance with their terms. If we do not extend the offer, the new option grant date will be August 6, 2013. Except as provided by the employment laws of the jurisdiction in which you are employed or providing service and/or any employment or service agreement between you and Intevac, your employment or service with Intevac (or the Intevac subsidiary employing you) will remain “at-will” and can be terminated by you or Intevac (or the applicable subsidiary) at any time, with or without cause or notice. In order to vest in the shares subject to your new options, you must remain an employee or service provider of Intevac or its successor entity (or any of their subsidiaries) through each relevant vesting date. If your employment or service with Intevac or its successor entity (or any of their subsidiaries) terminates before the shares subject to your new options vest, such shares will expire unvested and you will not be able to exercise shares of common stock pursuant to your new options.

2. Number of awards; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange options to purchase shares of Intevac’s common stock that were granted before July 9, 2012 under the Plans and have an exercise price greater than $8.49 per share (which approximates the greater of the 52-week high of our per share stock price or 50% above our closing stock price, both measured as of July 5, 2013, which is a date shortly before the start of this offer), and are held by eligible option holders, are outstanding and unexercised as of the expiration date of the offer, and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date of the offer. In order to be eligible, options must be outstanding on the expiration date of the offer. For example, if a particular option grant expires during the offering period, that particular option grant is not eligible for exchange. Only employees residing in the United States and Singapore hold eligible options.

Participation in this offer is completely voluntary. You may decide which of your eligible option grants you wish to exchange. If you hold more than one eligible option grant, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants. If you elect to participate in this offer, you must exchange all of the shares subject to any particular eligible option grant that you choose to exchange. Except for options issued in and held by an employee in the United States that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), we are not accepting partial tenders of options. However, if you elect to participate in this offer with respect to any partially exercised eligible option grant, you must exchange the entire remaining portion of such eligible option grant.

For example (and except as otherwise described below), if you hold (1) an eligible option grant to purchase 1,000 shares, 500 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three eligible option grants, or only two of the three eligible option grants, or only one of the three eligible option grants, or none at all. You may not elect to exchange a partial amount under any eligible option grant (such as an election to exchange only 150 shares of the remaining 500 shares under the first eligible option grant).

However, this rule will not apply to the portion of any eligible option grant held by an employee in the United States that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) issued in the United States and which is beneficially owned by a person who is not an employee of Intevac. Any such portion of such an eligible option grant may not be exchanged in this offer (even if legal title to that portion of the award is held by you and you are an eligible option holder). The portion beneficially owned by the eligible option holder may be tendered in the offer if eligible; such portion must be tendered for all remaining outstanding shares. For instance, if the award to purchase 3,000 shares in the example above is held by an employee in the United States and is subject to a domestic relations order issued in the United States, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to participate in the offer and exchange the portion of the eligible option grant that you beneficially own covering the outstanding 1,500 shares.

Exchange Ratios

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted new options as follows:

Per Share Exercise Price of Eligible Options	New Options for Exchanged Options
$8.50 - $12.00	One (1) new option for every one point seventy-five (1.75) exchanged options.
$12.01 - $16.00	One (1) new option for every two point twenty-five (2.25) exchanged options.
$16.01 - $20.00	One (1) new option for every three point fifty (3.50) exchanged options.
$20.01 and higher	One (1) new option for every eight (8) exchanged options.

For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one (1) share of our common stock. For purposes of applying the exchange ratios, fractional new options will be rounded to the nearest whole share (a fractional share greater than or equal to 0.5 will be rounded up to the nearest whole share and a fractional share less than 0.5 will be rounded down to the nearest whole share) on a grant by grant basis.

The exchange ratios apply to each of your eligible option grants separately. This means that the various options you have received may be subject to different exchange ratios.

Example 1

If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $11.00, on the new option grant date you will receive new options to purchase 571 shares.

Example 2

If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $12.50, on the new option grant date you will receive new options to purchase 444 shares.

Example 3

If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $16.50, on the new option grant date you will receive new options to purchase 286 shares.

Example 4

If you exchange an eligible option grant covering 1,000 shares with an exercise price per share of $22.00, on the new option grant date you will receive new options to purchase 125 shares.

All new options will be subject to the terms of an option agreement between you and Intevac and the 2012 Plan. The current form of option agreement under the Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov.

The expiration date for this offer will be 9:00 p.m., Pacific Time, on August 6, 2013, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

3. Purposes of the offer.

The primary purpose of this offer is to restore the intended retention and incentive value of certain of our equity awards. We believe this offer will foster retention of our valuable option holders and better align the interests of our option holders and stockholders to promote long-term stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentives to employees of Intevac and its subsidiaries. Equity awards, including options, have been, and continue to be, a key part of our incentive compensation and retention program and are designed to motivate and reward employees’ efforts. We believe that in order to develop and market our products, we need to maintain competitive employee compensation and incentive programs. In part because of the adverse conditions in the United States and global economies and adverse supply and demand conditions in the global market for hard disk drives and solar panels, the market price of our common stock declined and nearly all employees who hold outstanding options, whether or not they are currently exercisable, hold options that have exercise prices that are higher than the current market price for our common stock. These awards are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible option holders with the opportunity to receive new options that have a greater retention value because such new options are more likely to provide a return than the underwater options.

The offer also will have the added benefit of reducing the number of options outstanding under our 2012 Plan. Further, the Company is obligated to recognize compensation expense for the options even though they are underwater and are not providing their intended incentive and retention benefits. This is not an efficient use of the Company’s resources. Since the offer is structured to issue new options that have a fair value approximately equal to or less than the fair value of the exchanged options they replace, the Company expects to recognize only a minimal amount of incremental compensation expense, including compensation expense that might result from fluctuations in our stock price after the exchange ratios were set (which occurred shortly before the exchange program began) but before the exchange actually occurs on the expiration date. As a result, the exchange program will allow the Company to realize real incentive and retention benefits from the new options issued, while recognizing only a minimal amount of incremental compensation expense.

Except as otherwise disclosed in this offer or in our SEC filings (including the Form 8-K filed on July 9, 2013), we presently have no plans, proposals, or negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Intevac;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any named executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the NASDAQ Global Select Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, from time to time, Intevac evaluates acquisition or investment opportunities. At the present time, we are reviewing a number of opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, Intevac makes changes in the composition and structure of its board of directors and/or management. Intevac expects that it will continue to make changes in this regard.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your investment and tax advisors. You must make your own decision about whether to participate in this offer.

4. Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary. You may elect to participate in two ways: (i) through the offer website (our preferred method) or (ii) by submitting your election form via facsimile or e-mail.

Electing Through the Offer Website:

1. To access the offer website, go to www.corp-action.net/intevac. On the welcome page of the website, you may access various documents that provide further details about the offer. Select the “Continue” button to log in to the site.

2. To log in to the site, enter your 9-digit Personal Identification Number (PIN) that you received in the e-mail from intevacoptionexchange@computershare.com on July 9, 2013 and select the “Continue” button. If you do not know your PIN, you may contact the Computershare Call Center at 877-298-6228 (toll free from within the U.S.) or +1-201-680-6973 (call collect outside the U.S.).

3. You will be directed to the Stock Option Exchange Election Form where you can view your eligible options and access the option exchange analysis tool, which will enable you to enter hypothetical future stock prices and see the stock price’s effect on the potential future values of your eligible options or new options.

4. To make your election, indicate the eligible options that you would like to exchange by selecting “Exchange” or “Do Not Exchange” next to the eligible option grants.

5. Click on the “Submit” button to finalize your election.

6. After you submit your election, you will be directed to the “Election Confirmation” page. Print and save a copy of the confirmation for your records.

Your election must be received by Computershare on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 6, 2013.

Electing via Facsimile or E-mail:

Although we encourage you to submit your election electronically via the offer website, if you are unable to do so or if you choose not to utilize the offer website acceptance process, you may submit your election by sending your acceptance by facsimile or e-mail by using the fax number or e-mail address provided below. You do not need to submit an election by facsimile or e-mail if you accept the offer via the offer website. To send your election by facsimile or e-mail, you must do the following on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be August 6, 2013:

1. Properly complete and sign the attached election form.

2. Deliver the completed and signed election form via facsimile or e-mail (via PDF or similar imaged document file) to:

Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager

Intevac, Inc.

Fax: (408) 727-5739

E-mail: optionexchange@intevac.com

General Information:

If you participate in this offer, you can decide which of your eligible option grants you wish to exchange. Please note that if you elect to exchange an eligible option grant in this offer, you must elect to exchange all shares subject to such eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of your eligible option grants without having to exchange all of your eligible option grants. To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, please refer to the grant information available on the offer website at the website address: www.corp-action.net/intevac, which lists your eligible option grants, the grant date of your eligible options, the number of your eligible options that are vested and unvested, the exercise price of your eligible options and the number of outstanding shares subject to your eligible options.

The offer website also contains a tool prepared by Computershare, called the “option exchange analysis tool,” which allows eligible option holders to enter hypothetical information regarding our future stock price and see the stock price’s effect on the potential future values of your eligible options or new options. Note that this tool will not calculate the actual value of eligible options or new options, as the tool depends on your estimate of the future value of our common stock and does not take into account all relevant factors that may affect the actual value of your eligible options or new options, such as taxes, vesting, etc. Further, the future value of our common stock is unknown, indeterminable and cannot be predicted with certainty. The option exchange analysis tool is being provided to you solely for your convenience, by providing limited mathematical simulations of the potential value that could be received from exchanging your eligible options for new options. The option exchange analysis tool does not take into account all of the factors that you should consider in deciding whether to participate in the offer. The option exchange analysis tool is only an aid and does not in any way change or supplement the terms of the Offer to Exchange, nor does it constitute a recommendation as to whether you should or should not participate in the offer.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on August 6, 2013 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on September 3, 2013, you may withdraw your options at any time thereafter. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the expiration date.

You also may change your mind about which of your eligible option grants you wish to have exchanged. If you wish to add additional eligible option grants to your election, you must complete and submit a new election before the expiration date by following the procedures described above and you must list all of the eligible option grants you wish to exchange. If you are submitting your election via the offer website (our preferred method), the new election must be properly completed and submitted after your prior election and after any withdrawal you have submitted. If you are submitting your new election by facsimile or e-mail, the new election must be properly completed, signed and dated after your prior election and after any withdrawal you have submitted and must list all eligible option grants you wish to exchange. Any prior elections will be disregarded. If, instead, you wish to withdraw some or all of the eligible options you elected for exchange, you may do so at any time before the expiration date by following the procedures described in Section 5.

The delivery of all documents, including elections and withdrawals, is at your risk. We intend to confirm the receipt of your election and/or any withdrawal by e-mail within two (2) U.S. business days if your election or withdrawal was received by us via facsimile or e-mail. Please note that if you submit an election or withdrawal form via facsimile or e-mail within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent us from providing a confirmation by e-mail prior to the expiration of the offer. Confirmation statements for submissions through the offer website may be obtained by printing the “Election Confirmation” page after submitting your election or withdrawal; you should print and save a copy of the confirmation for your records. If you have not received a confirmation, it is your responsibility to confirm that Computershare and/or Intevac received your election and/or any withdrawal. Only responses that are properly completed and actually received by Computershare and/or Intevac by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered eligible options promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Awards accepted for exchange will be cancelled on the cancellation date, which we presently expect will be August 6, 2013.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction which will be the courts of Santa Clara County, California or the federal courts for the United States for the Northern District of California. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. The offer will be governed by the laws of the State of California. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Intevac and you upon the terms and subject to the conditions of this offer.

5. Withdrawal rights and change of election.

You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw some or all of the options that you previously elected to exchange at any time before the expiration of the offer, which is expected to occur at 9:00 p.m., Pacific Time, on August 6, 2013. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on September 3, 2013, you may withdraw your options at any time thereafter.

To withdraw some or all of the options that you previously elected to exchange, you must deliver a valid withdrawal for some or all of the eligible option grants you wish to withdraw from the offer while you still have the right to withdraw the options. You may withdraw your eligible options in two ways: (i) through the offer website (our preferred method), or (ii) by submitting your withdrawal form via facsimile or e-mail. Any withdrawals must be made on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be August 6, 2013.

Withdrawal Through the Offer Website:

1. Go to www.corp-action.net/intevac and log in to the site by entering your 9-digit Personal Identification Number (PIN) that you received in the e-mail from intevacoptionexchange@computershare.com on July 9, 2013 and select the “Continue” button. If you do not know your PIN, you may contact the Computershare Call Center at 877-298-6228 (toll free from within the U.S.) or +1-201-680-6973 (call collect outside the U.S.).

2. If you have already made an election with respect to your eligible options, you will be directed to the “Election Summary” page which summarizes your prior election.

3. To make your withdrawal election, select the “Exchange” or “Do Not Exchange” buttons next to the eligible option grants.

4. Click on the “Submit” button to finalize your election.

5. After you submit your withdrawal, you will be directed to the “Election Confirmation” page. Print and save a copy of the confirmation for your records.

Withdrawal via Facsimile or E-mail:

Although we encourage you to submit your election electronically via the offer website, if you are unable to do so or if you choose not to utilize the offer website, you may submit your withdrawal by sending your withdrawal form by facsimile or e-mail by using the fax number or e-mail address provided below. You do not need to submit your withdrawal by facsimile or e-mail if you already have done so via the offer website. To send your withdrawal by facsimile or e-mail, you must do the following before the expiration date:

1. Properly complete and sign the attached withdrawal form.

2. Deliver the completed and attached withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) to:

Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager

Intevac, Inc.

Fax: (408) 727-5739

E-mail: optionexchange@intevac.com

General Information:

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the expiration date. Any eligible option grants that you do not withdraw will be bound pursuant to your prior election form.

If you withdraw some or all of your eligible options, you may elect to exchange the withdrawn options again at any time before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date. To re-elect to exchange some or all of your eligible options, you must submit a new election to Intevac before the expiration date by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form and must list all eligible option grants you wish to exchange, if delivered via facsimile or e-mail. Elections via the offer website must be submitted after the date of your prior withdrawal. Any prior election will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

The delivery of all documents, including any withdrawals and any new elections, is at your risk. We intend to confirm the receipt of your withdrawal and/or any election by e-mail within two (2) U.S. business days if your election or withdrawal was received by Intevac via facsimile or e-mail. Please note that if you submit an election or withdrawal form via facsimile or e-mail within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent us from providing a confirmation by e-mail prior to the expiration of the offer. Confirmation statements for submissions through the offer website may be obtained by printing the “Election Confirmation” page after submitting your election or withdrawal; you should print and save a copy of the confirmation for your records. If you have not received a confirmation, it is your responsibility to confirm that Computershare and/or Intevac received your election and/or any withdrawal. Only responses that are properly completed and actually received by Computershare and/or Intevac by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

6. Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your eligible options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be August 6, 2013.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give oral or written notice to the eligible option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication.

We will grant the new options on the new option grant date, which is the same U.S. calendar day as the cancellation date. We expect the new option grant date to be August 6, 2013. All new options will be granted under the 2012 Plan and will be subject to an option agreement between you and Intevac. The number of shares subject to the new options will be determined in accordance with the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. As soon as reasonably practical after the expiration date, we will send you your new option agreement. You may exercise the shares subject to the new options when and if your new options vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7. Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 15% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the offer,

•

the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•

A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible awards;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•

Any rules or regulations by any governmental authority, the New York Stock Exchange, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Intevac.

If any of the above events occur, we may:

•	Terminate the offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	Amend the terms of the offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties (see Section 4 of this Offer to Exchange).

8. Price range of shares underlying the options.

The Intevac common stock that underlies your awards is traded on the NASDAQ Global Select Market under the symbol “IVAC.” The following table shows, for the periods indicated, the high and low sales price per share of our common stock as reported by the NASDAQ Global Select Market.

	High	Low
Fiscal Year Ending December 31, 2013
3rd Quarter (through July 3, 2013)	$6.00	$5.52
2nd Quarter	$6.00	$4.25
1st Quarter	$4.99	$4.06

Fiscal Year Ended December 31, 2012
4th Quarter	$6.18	$4.31
3rd Quarter	$7.86	$5.10
2nd Quarter	$9.36	$6.80
1st Quarter	$9.25	$7.13

Fiscal Year Ended December 31, 2011
4th Quarter	$8.69	$6.11
3rd Quarter	$10.39	$6.28
2nd Quarter	$12.76	$9.04
1st Quarter	$15.30	$11.00

On July 3, 2013, the last reported sale price of our common stock, as reported by the NASDAQ Global Select Market, was $5.68 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9. Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. New options are awards issued under our 2012 Plan pursuant to which you may purchase shares of our common stock at the specified exercise price, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange.

If we receive and accept tenders from eligible option holders of all options eligible to be tendered (a total of options to purchase 1,058,149 shares of our common stock) subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 493,321 shares of our common stock, or approximately 2.1% of the total shares of our common stock outstanding as of July 5, 2013.

General terms of new options.

All new options will be nonstatutory stock options granted under 2012 Plan and subject to the terms of the 2012 Plan and the option agreement. The form of option agreement under the 2012 Plan is incorporated by reference to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the 2012 Plan and the form of option agreement are available on the SEC website at www.sec.gov or our internal website.

Your new options will have a term of five (5) years from the new option grant date (subject to earlier termination in connection with a termination of your employment or service or as provided under the 2012 Plan). All new options will be nonstatutory stock options regardless of whether the exchanged options were incentive stock options or nonstatutory stock options. The exercise price of all new options will be equal to the closing sales price of our common stock as quoted by the NASDAQ Global Select Market on the new option grant date.

The following description summarizes the material terms of the 2012 Plan. Our statements in this Offer to Exchange concerning the 2012 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2012 Plan and the form of option agreement under the 2012 Plan, which are available on the SEC website at www.sec.gov or our internal website. The form of option agreement under the 2012 Plan is incorporated by reference to the Schedule TO with which this Offer to Exchange has been filed. Please contact Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager, at optionexchange@intevac.com or (408) 986-9888 to receive a copy of the 2012 Plan, and the form of option agreement. We will promptly furnish to you copies of these documents upon request at our expense.

2012 Equity Incentive Plan.

The 2012 Plan permits the granting of options, restricted stock, restricted stock units, stock appreciation rights, performance bonus awards, performance units and performance shares to employees (including eligible officers), directors and consultants of Intevac and its subsidiaries. The 2012 Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the “Administrator.” Subject to the other provisions of the 2012 Plan, the Administrator has the power to determine the terms, conditions and restrictions of the options granted, including the number of shares subject to the options and the vesting criteria.

Exercise Price.

The exercise price of an option granted under the 2012 Plan generally is determined by the Administrator; provided, however, that the exercise price of an option will in no event be less than 100% of the fair market value of a share of our common stock on the date of grant except in certain situations described in the 2012 Plan.

Vesting and exercisability.

The vesting applicable to options granted under the 2012 Plan generally is determined by the Administrator in accordance with the terms of the 2012 Plan. The new options granted under this offer will be subject to a set vesting schedule. Each new option will vest as follows:

•

As described further below, vesting generally will be subject to the new option holder continuing to be an employee or other service provider of Intevac or a successor entity (or any of their subsidiaries) through each relevant vesting date.

•	None of the new options will be vested on the new option grant date.

•	No new option grant will be scheduled to vest earlier than one (1) year from the new option grant date.

•	No new option grant will be scheduled to vest in full earlier than provided in the vesting schedule of the exchanged option it replaces.

•	The annual vesting date will be the anniversary of the new option grant date.

The vesting schedule of the new options will be as follows:

•	1/3 of the shares subject to the new options will vest on the first anniversary of the new option grant date.

•	1/3 of the shares subject to the new options will vest on the second anniversary of the new option grant date.

•	1/3 of the shares subject to the new options will vest on the third anniversary of the new option grant date.

We expect the new option grant date will be August 6, 2013. Vesting of the shares subject to your new options is subject to the following conditions:

•

Vesting on any given vesting date is subject to your continued employment or other service with Intevac or a successor entity (or any of their subsidiaries) through that vesting date. If your employment or other service with Intevac or a successor entity (or any of their subsidiaries) terminates before your new options vest, your new options will expire unvested.

•

We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of shares subject to the new options will vest on each vesting date); this will be done by vesting any fractional shares (and rounding up to the nearest whole number of new options) on the first vesting date and rounding down to the nearest whole number of new options that will vest on any subsequent vesting date, subject to your continued employment or other service with us or our successor entity (or any of our subsidiaries) through each such date.

Example:

Assume that an eligible option holder elects to exchange an eligible option grant covering 1,500 shares with an exercise price of $13.00 per share. Assume that on August 6, 2013 (the expected expiration date of the offer), the eligible option holder surrenders the eligible option grant and, in accordance with the exchange ratios listed in Section 2 above, receives 667 new options. Subject to the eligible option holder continuing to be an employee or provide other service to Intevac or its successor entity (or any of their subsidiaries) through each such relevant date, the vesting schedule of the new options will be as follows:

Vesting Schedule

0 shares will be vested as of August 6, 2013.

223 shares (or approximately 1/3 of the new options) will be scheduled to vest on the first anniversary of the new option grant date.

222 shares (or approximately 1/3 of the new options) will be scheduled to vest on the first anniversary of the new option grant date.

222 shares (or approximately 1/3 of the options) will be scheduled to vest on the third anniversary of the new option grant date.

None of the new options will be vested on the new option grant date. The new options will vest in annual installments such that 1/3 of the new options vest on each of the first, second and third anniversary of the new option grant date, subject to the eligible option holder continuing to be an employee of or provide other services to Intevac or its successor entity (or any of their subsidiaries) through each such respective vesting date.

Adjustments upon certain events.

Events Occurring Before the New Option Grant Date. Although we are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable Plan and option agreement under which they were granted. Further, if Intevac is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new options in exchange for them. If Intevac is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the purchase price and number of shares that will be subject to the new options. Under such circumstances, the type of security and the number of shares covered by your new options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options to purchase more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all employees or service providers before the completion of this option exchange program. Termination of your employment or service for this or any other reason before the new option grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

Events Occurring After the New Option Grant Date. In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or other securities of the Company or other similar transaction affecting the shares of our common stock occurs, the Administrator, in order to prevent diminution or enlargement of the benefits (or the potential benefits) under the 2012 Plan, will adjust the number and class of shares which may be delivered under the 2012 Plan, and/or the number, class and price of shares subject to outstanding awards under the 2012 Plan and the numerical shares limits in the 2012 Plan.

In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify the option holder as soon as practicable prior to the effective date of the proposed transaction. To the extent not previously exercised, your outstanding options will terminate immediately before the consummation of the dissolution or liquidation.

In the event of a merger of Intevac with or into another corporation or other entity or a change in control (as defined in the 2012 Plan) of Intevac, awards granted under the 2012 Plan will be treated as the Administrator determines, including, without limitation, that each award be assumed or substituted for. If the successor corporation does not assume or substitute for outstanding awards, then the option holder will fully vest in and have the right to exercise all of his or her outstanding options and the Administrator will notify the holder of the option that the option will be fully vested and exercisable for a period of time determined by the Administrator, and will terminate upon expiration of such period.

Transferability of new options.

Unless otherwise determined by the Administrator, options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws and descent or distribution and may be exercised, during the lifetime of the option holder, only by the option holder.

Registration and sale of shares underlying new options.

All of Intevac’s shares of common stock issuable upon the exercise of new options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Intevac for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

United States federal income tax consequences.

If you are a United States taxpayer, you should refer to Section 14 of this Offer to Exchange for a discussion of the United States federal income tax consequences of the new options and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a taxpayer of the United States, but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. If you reside in Singapore (the only country outside of the United States where employees hold eligible options), see Schedule C of this Offer to Exchange for the tax, social insurance and other legal consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

10. Information concerning Intevac.

Our principal executive offices are located at 3560 Bassett Street, Santa Clara, California 95054, and our telephone number is (408) 986-9888. Questions regarding this offer should be directed to the Computershare Call Center at 877-298-6228 (toll free from within the U.S.) or +1-201-680-6973 (call collect outside the U.S.). The Call Center is open Monday through Friday between the hours of 8:00 a.m. through 8:00 p.m., Eastern Time. Alternatively, you can direct questions about this offer to:

Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager

Intevac, Inc.

Phone: (408) 986-9888

E-mail: optionexchange@intevac.com

Intevac’s business consists of two reportable segments: Equipment and Intevac Photonics. In our Equipment business, Intevac is a leader in the design, development and marketing of high-productivity process manufacturing equipment solutions to the hard disk drive industry. Intevac also offers high-productivity process manufacturing equipment for the solar photovoltaic (“PV”) industry. In our Photonics business, Intevac is a leader in the development and manufacture of leading edge, high-sensitivity imaging products and vision systems, as well as Raman spectroscopy instruments. Markets addressed include military, medical, scientific, pharmaceutical and other industrial markets. Intevac was incorporated in California in October 1990 and was reincorporated in Delaware in 2007.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K, for the fiscal year ended December 31, 2012, and quarterly report on Form 10-Q for the fiscal quarter ended March 30, 2013, are incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $5.72 on March 30, 2013 (calculated using the book value as of March 30, 2013, divided by the number of outstanding shares of our common stock as of March 30, 2013).

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal year ended December 31, 2011	Fiscal year ended December 31, 2012	Three months ended March 30, 2013
	(Amounts in thousands)
Ratio of earnings to fixed charges	—	—	—
Deficiency of earnings available to cover fixed charges	$(30,106)	$(42,079)	$(8,943)

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of the estimated portion of rental expense deemed by Intevac to be representative of the interest factor of rental payments under operating leases.

11. Interests of named executive officers and directors; transactions and arrangements concerning the options.

A list of our named executive officers and current directors as of July 9, 2013 is attached to this Offer to Exchange as Schedule A. Our named executive officers and the non-employee members of our board of directors may not participate in this offer. As of June 29, 2013, our named executive officers and directors (ten (10) persons) as a group held options unexercised and outstanding under the Plans to purchase a total of 1,041,875 of our shares, which represented approximately 35.1% of the shares subject to all options outstanding under the Plans as of that date.

The following tables below sets forth the beneficial ownership of each of our current named executive officers and directors of options under our Plans outstanding as of June 29, 2013. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock under the Plans, which was 2,969,612 as of June 29, 2013.

Name	Position	Number of Options Outstanding	Percentage of Total Outstanding Options
Norman Pond	Chairman of the Board and Chief Executive Officer	227,500	7.7%
Jeffrey Andreson	Executive Vice President and Chief Financial Officer	170,875	5.8%
Andres Brugal	Executive Vice President and General Manager, Intevac Photonics	33,000	1.1%
Michael Russak	Executive Vice President and General Manager, Hard Disk Equipment Products	122,375	4.1%
Christopher Smith	Executive Vice President and General Manager, Emerging Equipment Products	63,625	2.1%
David Dury	Director	91,500	3.1%
Stanley Hill	Director	109,500	3.7%
Thomas Rohrs	Director	56,000	1.9%
John Schaefer	Director	56,000	1.9%
Ping Yang	Director	111,500	3.8%

Our named executive officers and the non-employee members of our board of directors are not eligible to participate in this offer.

Except as otherwise described below, to the best of our knowledge, no directors or named executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under the Plans or in transactions involving our common stock during the past sixty (60) days before and including July 9, 2013.

Name of Executive Officer/Director/Affiliate	Date of Transaction	Amount of Securities Involved	Type of Transaction
Jeffrey Andreson	05/15/2013	1,563	Vesting of restricted stock units; 510 shares were withheld for tax withholding
Michael Russak	05/15/2013	1,563	Vesting of restricted stock units; 550 shares were withheld for tax withholding
Christopher Smith	05/15/2013	1,563	Vesting of restricted stock units; 508 shares were withheld for tax withholding

12. Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and the net surrendered shares under the offer will be returned to the pool of shares available for grants of new awards under the 2012 Plan and will be available to be reissued under the 2012 Plan.

We account for share-based payments in accordance with Accounting Standards Codification (“ASC”) 718 (“ASC 718”). Under ASC 718, to the extent the fair value of the new options granted pursuant to the offer exceeds the fair value of the exchanged options, such excess is considered incremental compensation. This excess, in addition to any remaining unrecognized expense for the exchanged options, will be recognized by us as an expense for compensation. This expense will be recognized ratably over the vesting period of the new options in accordance with the requirements of ASC 718. In the event that any of the new options are forfeited prior to their vesting due to termination of an employee’s employment or service, any incremental compensation expense of the forfeited new options will not be recognized.

Since the offer is structured to issue new options that have a fair value approximately equal to or less than the fair value of the exchanged options they replace, the Company expects to recognize only a minimal amount of incremental compensation expense, including compensation expense that might result from fluctuations in our stock price after the exchange ratios were set (which occurred shortly before the exchange program began) but before the exchange actually occurs on the expiration date. As a result, the exchange program will allow the Company to realize real incentive and retention benefits from the new options issued, while recognizing only a minimal amount of incremental compensation expense.

13. Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ Global Select Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new options on the new option grant date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

14. Material U.S. federal income tax consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for new options pursuant to the offer for eligible option holders subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of award holders. If you are a citizen or a resident of the United States, but also are subject to the tax laws of another country, or if you relocate to another country after the new options are granted to you, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

We recommend that you consult your tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

New options.

Eligible option holders who exchange outstanding options for new options generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

For U.S. tax purposes, the new options will be nonstatutory stock options regardless of whether the exchanged options are incentive stock options or nonstatutory stock options. So that you are able to compare the tax consequences of nonstatutory stock options to incentive stock options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

We recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

Nonstatutory stock options.

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option, nor will such option holder realize taxable income upon the vesting of these shares. However, when you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

The Company generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than twelve (12) months. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

Incentive stock options.

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two (2) years after the date the incentive stock option was granted; and

•	more than one (1) year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

This offer is currently expected to remain open for twenty-nine (29) days. If we extend this offer such that it is open for thirty (30) days or more, eligible incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified. The commencement date of the offer (July 9, 2013) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two (2) years from the date this offer commenced (July 9, 2013) (i.e., the date of the deemed modification) and more than one (1) year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain.

We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the new options are granted to you pursuant to the offer, you may be subject to tax not only in the new country, but also in the original country (e.g., if the original country views the new options as a replacement grant). We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

If you are subject to taxation in Singapore (the only country outside of the United States where employees hold eligible options), please refer to Schedule C of this Offer to Exchange for a description of the tax and social insurance consequences of participating in this offer. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

15. Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to eligible option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option grant that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option grant would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16. Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17. Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your awards:

1.	Our annual report on Form 10-K for our fiscal year ended December 31, 2012, filed with the SEC on February 22, 2013;

2.	Our definitive proxy statement on Schedule 14A for our 2013 annual meeting of stockholders, filed with the SEC on April 3, 2013;

3.	Our quarterly report on Form 10-Q for our fiscal quarter ended March 30, 2013, filed with the SEC on April 30, 2013;

4.	The description of our common stock contained in our registration statement on Form 8-A dated October 5, 1995 and any further amendment or report filed thereafter for the purpose of updating such description; and

5.	The information contained in our current reports on Form 8-K filed with the SEC, including, but not limited to, our Form 8-K filed with the SEC on July 9, 2013.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov or by visiting Intevac’s website.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054, Attention: Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18. Financial statements.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K, for the fiscal year ended December 31, 2012, and quarterly report on Form 10-Q for the fiscal quarter ended March 30, 2013, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2012, and from our quarterly report on Form 10-Q for the fiscal quarter ended March 30, 2013. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

19. Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will awards be accepted from the award holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Intevac, Inc.

July 9, 2013

SCHEDULE A

INFORMATION CONCERNING THE NAMED EXECUTIVE OFFICERS

AND DIRECTORS OF INTEVAC, INC.

The directors and named executive officers of Intevac, Inc. as of July 9, 2013, are set forth in the following table:

Name	Position and Offices Held
Norman Pond	Chairman of the Board and Chief Executive Officer
Jeffrey Andreson	Executive Vice President and Chief Financial Officer
Andres Brugal	Executive Vice President and General Manager, Intevac Photonics
Michael Russak	Executive Vice President and General Manager, Hard Disk Equipment Products
Christopher Smith	Executive Vice President and General Manager, Emerging Equipment Products
David Dury	Director
Stanley Hill	Director
Thomas Rohrs	Director
John Schaefer	Director
Ping Yang	Director

The address of each named executive officer and director is:

Intevac, Inc.

3560 Bassett Street

Santa Clara, California 95054

Our named executive officers and the non-employee members of our board of directors are not eligible to participate in this offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF INTEVAC, INC.

The following selected consolidated financial information should be read in conjunction with our audited consolidated financial statements and the related notes thereto for the year ended December 31, 2012 incorporated by reference in this document from our annual report on Form 10-K for the year ended December 31, 2012, and our unaudited condensed consolidated financial statements and the related notes thereto for the quarter ended March 30, 2013 incorporated by reference in this document from our quarterly report on Form 10-Q for the quarter ended March 30, 2013. The consolidated statement of operations information for the fiscal years ended December 31, 2012 and December 31, 2011, and the consolidated balance sheet information as of December 31, 2012 and December 31, 2011 are derived from our audited consolidated financial statements incorporated by reference in this document. The consolidated statement of operations information for the three months ended March 30, 2013 and March 31, 2012 and the consolidated balance sheet information as of March 30, 2013 are derived from our unaudited financial statements incorporated by reference in this document.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

(in thousands, except per share amounts)

	Fiscal Year Ended		Three Months Ended
	December 31, 2011	December 31, 2012	March 31, 2012	March 30, 2013
Total net revenue	$82,974	$83,424	$17,315	$12,982
Total cost of net revenues	52,543	49,266	10,491	9,468
Gross profit	30,431	34,158	6,824	3,514
Loss from operations	(30,741)	(42,533)	(6,955)	(9,023)
Loss before income taxes	(30,106)	(42,079)	(6,583)	(8,943)
Provision for (benefit) from income taxes	(8,131)	13,240	(3,422)	(679)
Net loss	(21,975)	(55,319)	(3,161)	(8,264)
Net loss per share:
Basic and diluted	$(0.96)	$(2.37)	$(0.14)	$(0.35)
Weighted average common shares outstanding:
Basic and diluted	22,903	23,336	23,218	(23,663)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

	December 31, 2011	December 31, 2012	March 30, 2013
Total current assets	$128,092	$112,987	$105,868
Total assets	225,821	172,503	163,956
Total current liabilities	23,989	20,636	18,381
Total liabilities	33,911	29,868	27,913
Total stockholders’ equity	191,910	142,635	136,043

B-1

SCHEDULE C

GUIDE TO TAX ISSUES IN SINGAPORE

The following is a discussion of the material tax consequences of participating in Intevac, Inc.’s (“Intevac”) offer to exchange certain outstanding options for a lesser number of new options, subject to a new vesting schedule (referred to as the “offer”) as described in the Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”) in Singapore. This discussion is based on the tax laws and regulations in effect in Singapore as of June 2013. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and, occasionally, on a retroactive basis. As such, the information contained in this discussion may be out of date at the time the new options are granted, you exercise the new options or you sell shares of Intevac’s common stock acquired at exercise of the new options.

If you are a citizen or resident of more than one country (or are considered as such for local law purposes), or if you have transferred employment or residence to another country since the date your eligible options were granted, the information contained in this discussion may not be applicable to you and/or you may experience tax and/or social insurance consequences in more than one country if you participate in the offer. Further, if you were granted eligible options while you were a resident or taxpayer in one country, but are a resident or taxpayer in another country when the new options are granted to you pursuant to the offer, you may be subject to tax in both countries.

You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Singapore (and any other countries in which you are or have been resident or a taxpayer) apply to your specific situation.

The offer has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, any documents or materials distributed to you in connection with the offer, the offer or sale, or invitation for subscription or purchase, of eligible options, may not be circulated or distributed, nor may the eligible options be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to a qualifying person under Section 273(1)(f) of the Securities and Futures Act, Chapter 289 of Singapore (the “Act”) or (ii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Act.

Further, if you are a director, associate director or shadow director of Intevac’s subsidiary in Singapore, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore subsidiary entity in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest in Intevac (e.g., the eligible options or new options) or a related company, (ii) any change in previously-disclosed interests, or (iii) of becoming a director, associate director or shadow director of a subsidiary of Intevac in Singapore if you hold such an interest at that time.

Tax Information

Option Exchange

You may be subject to tax as a result of the exchange of eligible options for the new options because the Inland Revenue Authority of Singapore (“IRAS”) may view the tender as a taxable “release” of an existing right. In practice, however, the IRAS is likely to disregard the “release” of eligible options and to tax the new options only if and when you exercise such options. Nonetheless, you are strongly advised to consult with your personal tax advisor regarding the potential tax consequences of participating in the offer in Singapore.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

Assuming you are not taxed at the time of the exchange, when you exercise your new options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares of Intevac’s common stock on the exercise date and the exercise price of your new options. You likely will not be subject to mandatory Central Provident Fund contributions on the spread when you exercise the new options.

In addition, you will be taxed on a “deemed exercise” basis if: (1) you cease employment with your current employer, and (2) you are neither a Singapore citizen nor a Singapore permanent resident, or you are a Singapore permanent resident who intends to leave Singapore on a permanent basis. In this case, you will be deemed to have exercised any outstanding and unexercised new options as of the date that is the later of one month before the date of cessation of your employment or the date the new option is granted (the “Deemed Exercise Date”). In this case, you will be subject to income tax on the deemed spread, which will be equal to the difference between (a) the fair market value of the shares of Intevac’s common stock underlying the outstanding and unexercised new options on the Deemed Exercise Date, and (b) the exercise price of such new options. If you subsequently exercise the new options and the actual spread is lower than the deemed spread, you may apply to the IRAS for a refund of the difference within four years of assessment after the “deemed exercise” rule is applied.

You may be eligible for a tax exemption or deferral on the new options pursuant to a special scheme for equity income. Please consult your personal tax advisor to determine whether any special scheme applies to your situation and whether the new options may qualify for favorable tax treatment under such a scheme.

Sale of Shares

When you sell the shares of Intevac’s common stock acquired upon exercise of the new options, you will not be subject to tax unless you are in the business of buying and selling securities.

Withholding and Reporting

Generally, your employer will not withhold income tax when the eligible options are exchanged or when you exercise your new options. However, your employer will prepare a Form IR8A with respect to your income each year, including any taxable benefit that you have derived pursuant to this offer or the exercise of the new options. Your employer will provide the Form IR8A to you. You will be responsible for submitting your own tax return to the IRAS and paying any applicable tax. Generally, your tax return must be filed by April 15 of the year following the year the income was received.

Please note that special rules may apply to you if you are not a Singapore citizen or a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, and you are about to cease your employment. Your employer is required to notify the IRAS on Form IR21 of your expected cessation of employment or departure from Singapore at least one month before you cease employment. In this case, your employer will also withhold any income payable to you for 30 days after the filing of the Form IR21, or until tax clearance is given by the IRAS, whichever is earlier. Any income tax due from you will be deducted from the amount withheld, and the balance will be paid to you. If the amount your employer has withheld is insufficient, you must make arrangements to pay the remaining income tax due.